FOR IMMEDIATE RELEASE



           ACTIVISION ANNOUNCES NEW HOLDING COMPANY REORGANIZATION

          Santa Monica, CA, June 16, 2000 - Activision, Inc. (NASDAQ: ATVI) announced today that on June 9, 2000, it reorganized into a holding company structure. The purpose of the reorganization was to provide the company with a more flexible organizational and capital structure and to enhance its financing options. The business operations of Activision, Inc. will not change as a result of the reorganization. The company's existing stock certificates represent shares of the new holding company. The common stock of the new holding company will continue to trade on the NASDAQ National Market under the symbol "ATVI."

          As a result of the reorganization, a new parent company, Activision Holdings, Inc., a Delaware corporation, owns 100 percent of the previously publicly held Activision, Inc. As part of the reorganization, the former Activision, Inc. changed its name to Activision Publishing, Inc. and Activision Holdings, Inc. changed its name to Activision, Inc. Outstanding shares of capital stock of the former Activision, Inc. were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company.

          Under Delaware law, the reorganization was structured in a manner that did not require action by Activision's stockholders, whose rights, privileges and interests will remain the same with respect to the new holding company. The change to the holding company structure was tax free to the company's stockholders. The by-laws, executive officers and board of directors of the new holding company will remain the same.

          Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products.

          Activision maintains operations in the US, Canada, the United Kingdom, France, Germany, Japan, Australia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com.

     The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.